Exhibit 10.3

AMENDED AND RESTATED HECLA MINING COMPANY STOCK PLAN FOR NONEMPLOYEE DIRECTORS

(Approved by Shareholders May 25, 2017; Amended and Restated

by the Board of Directors October 16, 2024)

1. Name of Plan. This plan shall be known as the “Hecla Mining Company Stock Plan for Nonemployee Directors” and is hereinafter referred to as the “Plan.”

2. Purpose of Plan. The purpose of the Plan is to enable Hecla Mining Company, a Delaware corporation (the “Corporation”), to attract and retain qualified persons to serve as members of the Corporation’s Board of Directors (the “Board”) from time to time (each, a “Director”), to enhance the equity interest of Directors in the Corporation and to solidify the common interests of Directors and stockholders of the Corporation (“Stockholders”) in enhancing the value of the Corporation’s common stock, par value $0.25 per share (the “Common Stock”). The Plan seeks to encourage the highest level of Director performance by providing Directors with a proprietary interest in the Corporation’s performance and progress by crediting them with shares of Common Stock annually in satisfaction of their annual retainer.

3. Effective Date and Term. The Plan shall be effective as of February 21, 2017 (the “Effective Date”) (the date that it was approved by the Board), and shall remain in effect until (a) May 15, 2027 if approved by the Stockholders at the 2017 Annual Meeting of Stockholders, or (b) July 17, 2017 if not so approved by the Stockholders.

4. Eligible Participants. Each Director who is not a full-time employee of the Corporation or any of its affiliates (“Nonemployee Director”) shall be a participant (“Participant”) in the Plan. Each credit of shares of Common Stock pursuant to the Plan shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Corporation and a Participant, if such an agreement is required by the Corporation to ensure compliance with applicable laws and regulations. Following the Effective Date, no Participant shall be eligible to receive awards under any other equity compensation plan of the Corporation or an affiliate while a Participant in the Plan.

5. Credit of Shares. (a) Commencing as of the Effective Date, in satisfaction of the annual retainer payable to each Participant for service on the Board (the “Annual Retainer”), each Participant shall be credited with shares of Common Stock subject to applicable restrictions set forth in Section 6 below with respect to payment. Subject to Section 5(b) below, each Participant shall be credited each year for service on the Board with a number of shares of Common Stock determined by dividing the amount of the Annual Retainer for the applicable year by the average closing price for the Common Stock on the New York Stock Exchange (or if not listed on such exchange on any other national securities exchange on which the shares of Common Stock are listed) for the prior calendar year (the “Stock Retainer”). The Stock Retainer for each year shall be credited by September 30 of each year during the term of the Plan (with the actual date of crediting being the “Credit Date”), commencing as of the Effective Date. A minimum of 25% of each Stock Retainer (or a greater percentage up to 100% if the Participant so elects prior to the first day of the year in which the applicable Stock Retainer is to be credited) shall be contributed to a grantor trust established by the Corporation pursuant to Section 6(g) below and subject to its terms (the “Trust Shares”). The portion of the applicable Stock Retainer that is not contributed to

Exhibit 10.3

a grantor trust shall be transferred to the Participant as soon as administratively practicable following the applicable Credit Date.

(b) Any person who becomes a Nonemployee Director following the Credit Date of any year during the term of the Plan, whether by appointment or election as a Director or by change in status from a full-time employee, shall receive, on becoming a Nonemployee Director, a pro rata portion of the Stock Retainer, with the number of shares of Common Stock equal to the product of the number of shares determined pursuant to Section 5(a) above times a fraction, the numerator of which is the number of full weeks remaining until December 31 of the year in which the person becomes a Nonemployee Director and the denominator of which is 52; provided that no fractional shares shall be credited and the number of shares of Common Stock to be credited pursuant to this Section 5(b) shall be rounded up to the next whole number. A minimum of 25% of any Stock Retainer payable pursuant to this Section 5(b) (or a greater percentage up to 100% if the Participant so elects within 30 days after becoming a Participant in the Plan (or such other time period permitted under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended)) shall be Trust Shares and any portion the applicable Stock Retainer that is not contributed to a grantor trust shall be transferred to the Participant as soon as administratively practicable following the time the Participant becomes a Nonemployee Director.

6. Delivery of Trust Shares. (a) The Trust Shares, together with the “Dividend Equivalent Amount” (as defined in Section 6(c) below) with respect thereto, shall be delivered to the Participant or the Participant’s estate or legal guardian in shares of Common Stock on, or beginning on, the Delivery Date (as defined in Section 6(b) below), in accordance with this Section 6.

(b) The “Delivery Date” means the first date upon which one of the following events occurs:

(i) Death of the Participant;

(ii) Disability of the Participant as defined in Section 6(f) below;

(iii) Retirement of the Participant from service as a Director in accordance with the Corporation’s By-Laws then in effect;

(iv) Cessation of service as a Director for any reason other than those specified in clauses (i), (ii) or (iii) immediately above;

(v) Change in Control as defined in Section 8 below; or

(vi) At a specified date at least 24 months after the applicable Credit Date for the Stock Retainer, pursuant to an election made by the Participant prior to the first day of the year in which the applicable notional shares of Common Stock are credited to the Participant under Section 5 above.

(c) The “Dividend Equivalent Amount” with respect to any Trust Shares means (i) the amount of cash, plus the fair market value as determined by the Board on the date of distribution of any property, other than stock of the Corporation, plus (ii) any shares of stock of the

Exhibit 10.3

Corporation, in each case which the Participant would have received as dividends or other distributions with respect to the Trust Shares, if the Trust Shares had been delivered to the Participant as shares of Common Stock at the time they were credited to the Participant under this Plan, plus (iii) interest on the amount described in clauses (i) plus (ii) at a rate equal to the Corporation’s cost of funds, from the date or date(s) such dividends or other distributions would have been received through the date the Trust Shares are delivered.

(d) If a Participant’s Delivery Date is described in clause (iv) (normal cessation of service), clause (v) (Change in Control) or clause (vi) (specified date) of Section 6(b) above, all Trust Shares and all Dividend Equivalent Amounts with respect thereto shall be delivered at one time, as soon as practicable after the Delivery Date. If a Participant’s Delivery Date is described in clause (i) (death), clause (ii) (Disability) or clause (iii) (retirement) of Section 6(b) above, the Trust Shares and the Dividend Equivalent Amounts with respect thereto shall be delivered at one time, as soon as practicable after the Delivery Date, unless the Participant has in effect a valid Installment Delivery Election pursuant to Section 6(e) below to have the Trust Shares and Dividend Equivalent Amounts delivered in yearly installments over 5, 10 or 15 years (the “Applicable Delivery Period”). If the Participant does have in effect a valid Installment Delivery Election, then the Trust Shares, together with the Dividend Equivalent Amounts with respect thereto, shall be delivered in equal yearly installments over the Applicable Delivery Period, with the first such installment being delivered on the first anniversary of the Delivery Date; provided, that if in order to equalize such installments, fractional shares would have to be delivered, such installments shall be adjusted by rounding to the nearest whole share. If any Trust Shares and Dividend Equivalent Amounts of a Participant are to be delivered after the Participant has died or become legally incompetent, they shall be delivered to the Participant’s estate or legal guardian, as the case may be, in accordance with the foregoing schedules; provided, that if the Participant dies with a valid Installment Delivery Election in effect, and the legal representatives of the Participant’s estate so request, the Board may (but shall not be obligated to) deliver all remaining undelivered Trust Shares and Dividend Equivalent Amounts to the Participant’s estate immediately. References to the Participant in this Plan shall be deemed to refer to the Participant’s estate or legal guardian, where appropriate.

(e) An “Installment Delivery Election” means a written election by a Participant, on such form as may be prescribed by the Board, to receive delivery of Trust Shares and Dividend Equivalent Amounts in installments over a period of 5, 10 or 15 years, as more fully described in Section 6(d) above. Once made, an Installment Delivery Election may be superseded by another Installment Delivery Election. However, in order for any initial or superseding Installment Delivery Election to be valid, it must be received by the Corporation prior to the first day of the year in which the applicable shares of Common Stock are credited to the Participant under Section 5. In the case of multiple Installment Delivery Elections and/or revocations by any Participant, the most recent valid Installment Delivery Election or revocation in effect as of the Delivery Date shall be controlling. No Delivery Elections once made can be accelerated and any elections to further defer Delivery Elections must be made in accordance with the following:

(i) Such election will not take effect until 12 months after the election is made;

Exhibit 10.3

(ii) Any subsequent election other than under Section 6(b)(i) or Section 6(b)(ii) above must be for a period of at least 5 years from the date such Delivery Election issuance would otherwise have been made under the Plan; and

(iii) With respect to any Delivery Election issuance to be made at a specified time or pursuant to a fixed schedule pursuant to an election at the time of such initial deferral, such election must be made at least 12 months prior to the date of the first scheduled Delivery Election issuance under such initial election.

(f) “Disability” shall mean (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering service providers of the Corporation or (iii) any other definition provided under Section 409A. Unless otherwise provided by the Board, in the event that the timing of payments under the Plan (that would otherwise be considered “deferred compensation” subject to Section 409A) would be accelerated upon the occurrence of a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A.

(g) The Corporation has created a grantor trust (the “Trust”) to assist it in accumulating the shares, cash and other property needed to fulfill its obligations under this Section 6. On each date when a Stock Retainer is credited to a Participant, the Corporation shall contribute Trust Shares to the Trust. However, Participants shall have no beneficial or other interest in the Trust and the assets thereof, and their rights under the Plan shall be as general creditors of the Corporation, unaffected by the existence or nonexistence of the Trust, except that deliveries of Trust Shares and payments of cash and other property to Participants from the Trust shall, to the extent thereof, be treated as satisfying the Corporation’s obligations under this Section 6.

7. Share Certificates; Voting and Other Rights. The certificates for shares delivered to a Participant or the trustee of the Trust, if any (the “Trustee”), pursuant to Section 6 above shall be issued in the name of the Participant or the Trustee, as the case may be, and the Participant or the Trustee, as the case may be, shall be entitled to all rights of a Stockholder with respect to Common Stock for all such shares issued in his name, including the right to vote the shares; provided, however, that the Participant or the Trustee, as the case may be, shall not receive dividends and other distributions paid or made with respect to such shares in addition to the Dividend Equivalent Amounts.

8. Change in Control. A “Change in Control” shall be deemed to have occurred if any of the following events shall have happened:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) (including in connection with

Exhibit 10.3

a merger, consolidation, purchase or acquisition of Common Stock, or similar business transaction) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the fair market value of then outstanding shares of Common Stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of Directors (the “Outstanding Corporation Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation; (2) any acquisition by the Corporation (other than an increase in the percentage of Common Stock owned by a Person caused as a result of a transaction in which the Corporation acquires its Common Stock in exchange for property); (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; (4) any acquisition of additional beneficial ownership in Common Stock by a Person that is already considered to own more than 50% of more of the total fair market value or total voting power of the Corporation; or (5) any transaction in which the Common Stock of the Corporation does not remain outstanding after the transaction; or

(ii) An acquisition by any Person (including in connection with a merger, consolidation, purchase or acquisition of Common Stock, or similar business transaction) of beneficial ownership of 30% or more of the combined voting power of the Corporation during a 12-month period; excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation; (2) any acquisition by the Corporation (other than an increase in the percentage of Common Stock owned by a Person caused as a result of a transaction in which the Corporation acquires its Common Stock in exchange for property); (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; or (4) any acquisition of additional beneficial ownership in Common Stock by a Person that is already considered to own more than 30% of more of the total voting power of the Corporation; or

(iii) A change in the composition of the Board such that a majority of the Directors (such Directors shall be hereinafter referred to as the “Incumbent Directors”) are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the Incumbent Directors before the date of the appointment or election; or

Exhibit 10.3

(iv) An acquisition by any Person of assets from the Corporation, during a 12-month period, that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Corporation immediately before such acquisition or acquisitions; excluding, however, an acquisition by any Person that is an entity controlled by the shareholders of the Corporation immediately after the transfer (within the meaning of Section 409A).

Notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under the Plan constitutes deferred compensation under Section 409A and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Section 409A.

9. General Restrictions. (a) Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all the following conditions:

(i) Listing or approval for listing upon notice of issuance of such shares on The New York Stock Exchange, or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or maintaining in effect any such registration or other qualification which the Board shall deem necessary or advisable; and

(iii) Obtaining any other consent, approval or permit from any state or federal governmental agency which the Board shall determine to be necessary or advisable.

(b) Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements for the Participants.

(c) The Corporation shall not be required to issue or deliver any shares of Common Stock under the Plan if such issuance or delivery would constitute a violation of any provision of any law or regulation of any governmental authority.

10. Shares Available. (a) Subject to Section 11 below, the maximum number of shares of Common Stock which may be credited as Stock Retainers pursuant to the Plan is (i) 1,000,000 as of the Effective Date, and (ii) 3,000,000 as of the Corporation’s 2017 Annual Meeting of Stockholders, subject to the approval of the Stockholders at the 2017 Annual Meeting. Shares of Common Stock issuable under the Plan shall be taken from authorized but unissued shares or from treasury shares of the Corporation as shall from time to time be necessary for issuance pursuant to the Plan.

Exhibit 10.3

(b) The maximum value of Stock Retainers credited during any calendar year to any Nonemployee Director, taken together with any cash fees paid to such Nonemployee Director for Board service during the calendar year and the value of awards granted to the Nonemployee Director under any other equity compensation plan of the Corporation or an affiliate during the calendar year, shall not exceed the following in total value (calculating the value of any Stock Retainers or other equity compensation plan awards based on the grant date fair value for financial reporting purposes): (i) $900,000 for the Chair of the Board and (ii) $675,000 for each Nonemployee Director other than the Chair of the Board; provided, however, that awards granted to Nonemployee Directors upon their initial election to the Board or the board of directors of an affiliate shall not be counted against the limits under this paragraph.

11. Change in Capital Structure. Subject to any required action by the Stockholders, in the event of any change in the Common Stock effected without receipt of consideration by the Corporation, whether by reason of any stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, warrants or rights offering to purchase Common Stock at a price below its fair market value, reclassification, recapitalization, reorganization, reincorporation, merger, consolidation or other change in capitalization, appropriate adjustment shall be made by the Board in the number and kind of shares subject to the Plan and any other relevant provisions of the Plan, in order to prevent dilution or enlargement of Participants’ rights under the Plan.

12. Administration; Amendment. (a) The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Corporation’s certificate of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its responsibilities hereunder to its Compensation Committee or such other committee as determined by the Board (the “Committee”), which shall have full authority to act in accordance with its charter (as in effect from time to time), and with respect to the power and authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, unless such power or authority is specifically reserved by the Board. Except as may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Corporation, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, and shall have full power and authority to take all such other actions and make all such other determinations that the Board deems to be necessary or appropriate to the administration of the Plan. All actions, determinations and decisions by the Board or the Committee under the Plan shall be in the sole discretion of the Board (or the Committee, as applicable) and shall be final, binding, and conclusive on all persons.

(b) The Board may, at any time and from time to time, amend or suspend the Plan. An amendment shall be contingent on approval of the Stockholders to the extent stated by the Board, required by applicable law or required by applicable securities exchange listing requirements. No amendment or suspension of the Plan shall, without the consent of the affected Participant, materially impair rights or obligations of such Participant.

(c) The Board may terminate the Plan at any time subject to the requirements of Section 409A.

Exhibit 10.3

13. Grandfathered Amounts. Notwithstanding anything in this Plan to the contrary, any amounts accrued and vested by Participants under the Plan prior to January 1, 2005 will be paid under the terms of the Plan as then in effect.

14. Miscellaneous. (a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Stockholders or to limit the rights of the Stockholders to remove any Director.

(b) The Corporation shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Plan, payment by a Participant of any taxes required by law with respect to the issuance or delivery of such shares.

15. Section 409A. (a) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A), and the Corporation shall not have any obligation to indemnify or otherwise hold any Participant (or beneficiary) harmless from any or all such taxes or penalties. With respect to any amount under the Plan that is considered “deferred compensation” subject to Section 409A, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made under the Plan is designated as a separate payment.

(b) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A, no payments under the Plan that are “deferred compensation” subject to Section 409A and that would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

16. Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.